Exhibit 99.1

Manitex International, Inc. Announces ASV, Inc. Joint Venture with Terex Corporation

Terex to Invest $20 Million in Manitex International, Inc.

BRIDGEVIEW, Il., October 29, 2014 – Manitex International, Inc. (Nasdaq: MNTX), a leading international provider of cranes and specialized material and container handling equipment, today announced an agreement to form a Joint Venture with Terex Corporation in ASV, which has been a wholly-owned subsidiary of Terex (NYSE:TEX) since 2008, with its manufacturing facility in Grand Rapids, MN. As a result of the transaction, Manitex will own 51% of ASV and Terex will own 49% of ASV.

ASV’s broad product line of technology-leading compact rubber-track and skid-steer loaders and accessories, extends Manitex’s footprint to new markets, further adding to the company’s diverse product portfolio offered through equipment dealers, worldwide. Total sales for ASV, Inc. are forecasted to be approximately $128 million in 2014 with gross margins and adjusted EBITDA* margins roughly in-line with those of Manitex.

David J. Langevin, Chairman and CEO of Manitex International commented, “We are excited to add a new branded product group to the Manitex family and are proud to announce that Terex, a long-standing leader in the capital equipment space, has selected us as its partner in ASV. We see encouraging signs in the end-markets in which ASV operates, and expect a gradual recovery throughout 2015. This transaction gives us an opportunity to increase our presence in the broader housing and construction markets, and consequently, increase earnings power for our company, beginning in the first quarter of 2015. Upon closing this transaction and the acquisition of PM Group, also expected to take place before year end, we would expect to enter 2015 as a company that has worldwide revenues of over $500 million, 9% EBITDA margins, and the ability to generate significant profits and value for our shareholders going forward.”

Ron De Feo, Chairman and CEO of Terex, commented, “We are pleased to announce this joint venture with Manitex International and are confident they will bring additional value to the ASV business. We believe this will be a very productive transaction for both Terex and Manitex shareholders and look forward to continuing to serve our customers and all stakeholders with the same degree of excellent products and services they have come to expect.”

The consideration for Manitex’s majority share in ASV will be $25 Million, and the transaction is expected to close in the fourth quarter of 2014. At the time of our acquisition ASV will have approximately $60 million in bank debt which is non-recourse to Manitex and Terex. In a separate transaction, Terex has agreed to invest $20 million in Manitex common stock and convertible debt securities.

*	Adjusted EBITDA is calculated by: GAAP Net Income plus Income Tax plus Depreciation and Amortization plus Interest Expense plus Foreign Currency Transaction gains/losses plus Other (Income)/Expenses.

About Manitex International, Inc.

Manitex International, Inc. designs, manufactures and markets a portfolio of highly engineered and customizable lifting, material and container handling equipment, spanning boom truck, telescopic, rough terrain and industrial cranes, reach stackers and associated container handling equipment, rough terrain forklifts, mobile liquid and solid containment solutions, and specialized trailers and mission oriented vehicles, including parts support. We have accumulated nearly a dozen brands since going public in 2006 and operate internationally through eight subsidiaries with design and manufacturing facilities in the USA, Canada and Italy.

Manitex Inc, in Georgetown, TX, manufactures a comprehensive line of boom truck and telescopic cranes and sign cranes , primarily used in industrial projects, energy exploration and infrastructure development, including roads, bridges, and commercial construction. Badger Equipment Company, in Winona, MN, manufactures specialized rough terrain and industrial cranes and primarily serves the needs of the construction, municipality, and railroad industries. Our Italian subsidiary, CVS Ferrari, srl, designs and manufactures a range of reach stackers and associated lifting equipment for the global container handling market. Our Manitex Liftking subsidiary is a provider of material handling equipment including the Noble straight-mast rough terrain forklift product line, Lowry high capacity cushion tired forklift as well as specialized carriers, heavy material handling transporters and steel mill equipment. Manitex Liftking’s rough terrain forklifts are used in commercial applications and by the world’s largest military and peace keeping organizations. Our subsidiary, Manitex Load King located in Elk Point, South Dakota is a manufacturer of specialized engineered trailers and hauling systems, typically used for transporting heavy equipment. Manitex Sabre based in Knox, Indiana, builds mobile specialized tanks for liquid storage and containment solutions for a variety of end markets such as petrochemical, waste management and oil and gas drilling. Manitex Valla located in Piacenza, Italy, manufactures a full range of mobile precision pick and carry cranes from 2 to 90 tons, using electric, diesel, and hybrid power options with configurable special applications designed specifically to meet the needs of its customers.

Our Crane and Machinery division is a Chicago based distributor of cranes including Terex truck and rough terrain cranes, PM knuckle boom cranes and our own Manitex International brands. Crane and Machinery provides aftermarket service in its local market as well as being a leading distributor of OEM crane parts, supplying parts to customers throughout the United States and internationally. The division also provides a wide range of used and refurbished lifting and construction equipment of various ages and conditions as well as operating a rental fleet of equipment to the Tri-state area.

Company Contact:

Manitex International, Inc. David Langevin Chairman and Chief Executive Officer (708) 237-2060 djlangevin@manitexinternational.com	Darrow Associates, Inc. Peter Seltzberg, Managing Director Investor Relations 516-510-8768 pseltzberg@darrowir.com